                                  EXHIBIT 99.1



FOR IMMEDIATE RELEASE      CONTACT:CARL G. ANDERSON, JR.       FREDERICK J. HIRT
SEPTEMBER 29, 2004                 610-478-3171                   610-478-3117

ARROW INTERNATIONAL, INC. REPORTS FISCAL YEAR 2004
AND FOURTH QUARTER SALES AND NET INCOME

READING, PA, September 29, 2004 - Arrow International, Inc. reported today net sales of $433.1 million for the fiscal year ended August 31, 2004, an increase of 13.9%, or $52.7 million, versus its prior fiscal year. Net income for the year was $55.9 million compared to $45.7 million in fiscal year 2003, an increase of 22.3%. Adjusting for certain special items, as described below, net income was $60.2 million compared to $51.9 million in the prior fiscal year period, an increase of 16.0%. Diluted earnings per share were $1.26 compared to $1.04 in fiscal year 2003 ($1.36 compared to $1.19 diluted earnings per share in the prior fiscal year period when adjusted for special items).

Net sales for the fourth quarter of fiscal year 2004 increased 10.9% to $112.9 million compared to net sales of $101.8 million in the same prior year period. Net income in the fourth quarter of fiscal 2004 was $14.4 million compared to $7.9 million in fiscal year 2003 and diluted earnings per share were $0.32 compared to $0.18 in fiscal year 2003. Adjusting for certain special items, as described below, net income was $15.4 million compared to $14.2 in the prior fiscal year period, an increase of 8.5%, and diluted earnings per share were $0.35 compared to $0.33 in fiscal year 2003.

Arrow's Chairman and CEO, Carl G. Anderson, Jr., stated that "the Company made progress in fiscal 2004 with significant overall growth in revenue and profit. The fiscal year 2004 core growth rate of our base business, adjusted for favorable exchange rates and for the fiscal year 2004 incremental sales from the acquisitions of Diatek(TM), NEOCARE(R) and the Company's Florida distributor corresponding to the periods in fiscal year 2003 prior to these acquisitions, was about +8 1/2% versus the prior year. Based upon management's assessment of global market growth of approximately 5%, this represents an improvement in market share. We believe this growth is traceable to several key factors, including (1) an increased focus on our cornerstone central venous catheter business, (2) continued progress with sales of procedure kits featuring the Company's safety devices and ARROWg+ard(R) upgrades, (3) new products, such as the Cannon(TM) II chronic dialysis catheter, the StimuCath(R) regional block, and the NEOCARE(R) line of neonatal catheters, (4) improvements in the Company's sales and marketing strategies, (5) our move to direct selling in Florida, and (6) improvements in operational processes."

SUMMARY OF COMPARATIVE RESULTS ADJUSTED FOR SPECIAL ITEMS:

Results of Total Company Operations, excluding: (1) the charges for LionHeart(TM) inventory and equipment write-offs in the third quarter of fiscal year 2004, and research, development and engineering expense incurred in the third and fourth quarters of fiscal year 2004 for second generation LionHeart(TM) components, and restructuring charges related to consolidation of certain manufacturing facilities incurred in the fourth quarter of fiscal year 2004; and (2) the special charge, the charge to research, development and engineering expense, and the interest income and tax credit related to amended federal tax returns in the fourth quarter of fiscal year 2003


(DOLLARS IN MILLIONS, EXCEPT PER SHARE)           Fourth Quarter                   Fiscal Year
                                                  --------------                   -----------
                                              FY04        FY03        % GROWTH        FY04      FY03        %GROWTH
Net sales                                    $112.9      $101.8        10.9%        $433.1     $380.4        13.9%

Income before tax, excluding interest         $22.9       $21.1         8.5%         $89.2      $77.1        15.7%
income/charges

Net income, excluding interest                $15.4       $14.2         8.5%         $60.2      $51.9        16.0%
income/charges

Diluted earnings per share, excluding         $0.35       $0.33         6.1%         $1.36      $1.19        14.3%
interest income/charges

Attached to this release is reconciliation to Generally Accepted Accounting Principles, or GAAP, that presents the components of the items excluded in determining the income before tax, net income and diluted earnings per share amounts in the above table. The following three paragraphs discuss the excluded items.

        1) As discussed in the third quarter of fiscal year 2004, the Company's previously announced decision on April 15, 2004 to delay commencement of the Phase II U.S. clinical trials of the Arrow LionHeart(TM), the Company's fully implantable Left Ventricular Assist System (LVAS), resulted in the Company incurring charges totaling $3.7 million, or $0.06 diluted earnings per share, in the third fiscal quarter. The charges consisted primarily of an inventory write-off of $3.1 million, or $0.05 diluted earnings per share, for certain LionHeart(TM) components that became obsolete with the Company's decision not to proceed with the clinical trials using the first generation LionHeart(TM) power system and controller. The other charge was for equipment write-off of $0.6 million, or $0.01 per diluted earnings per share. In addition, in the third and fourth quarters of fiscal year 2004, the Company incurred research, development and engineering expense of $1.1 million and $1.3 million or $0.01 and $0.02 diluted earnings per share, respectively, for completion of the second generation LionHeart(TM) power system and controller. The Company's remaining investment in the LionHeart(TM) includes $1.8 million of components and open purchase commitments usable with either the first or second generation electronics and $2.4 million in manufacturing equipment.

        2) In August, 2004 the Company initiated the consolidation of its operations at its Winston-Salem and San Antonio facilities into existing manufacturing facilities. These steps are part of the overall manufacturing realignment and capacity increases announced in June 2004. The transitional work on the consolidation has begun and is expected to continue into the spring of 2005. In connection with this restructuring, the Company has accrued severance payments of $208,000, or $0.01 per diluted earnings per share, in the fourth quarter of fiscal year 2004 in accordance with Statement of Financial Accounting Standard No. 112.

        3) As reported last year, the Company incurred two charges in its fourth quarter of fiscal year 2003 totaling $11.6 million, or $0.17 diluted earnings per share. The first was a special charge to establish a reserve of $8.0 million or $0.12 diluted earnings per share for a settlement in two related patent infringement lawsuits, which, as previously disclosed, related to certain of the Company's hemodialysis catheter products. The second charge was the write-off to research, development and engineering expense of $3.6 million or $0.05 diluted earnings per share, related to development costs for the second generation of external batteries used in the LionHeart(TM). The Company's interest income in the fourth fiscal quarter ended August 31, 2003 benefited from interest income of $1.4 million, or $0.02 diluted earnings per share, accruing on refunds related to amended federal tax returns. The fourth quarter of fiscal year 2003 also benefited from a $500,000 tax credit related to federal tax returns that claimed additional research and development tax credits.

SUMMARY OF FISCAL YEAR 2004 SALES RESULTS:

Total Company U.S. sales in the fourth quarter of fiscal 2004 increased 11.2% to $72.3 million and represented 64.0% of total net sales. Total Company U.S. sales in the twelve months ended August 31, 2004 increased 12.0% to $279.9 million and represented 64.6% of total net sales.

Total Company international sales in the fourth quarter of fiscal 2004 increased 10.3% to $40.6 million from $36.8 million in the fourth quarter of fiscal 2003 and represented 36.0% of total net sales. The weakness of the U.S. dollar in the quarter, compared to the same period of last year, increased total Company international sales by $ 1.9 million, or 5.2%. Total Company international sales in the twelve months ended August 31, 2004 increased 17.4% to $153.2 million from $130.5 million in the same prior year period and represented 35.4% of total net sales. Currency exchange rate changes discussed above, increased total Company international sales by $10.7 million, or 8.2% versus year ago.

AUTOCAT(R) 2 WAVE(TM) - The Company identified several areas where the product could be improved during the period when we were addressing the previously reported issues. Those improvements have been made and are now being tested. These modifications will enhance the ease of use of the AutoCAT(R) 2WAVE(TM), which the Company believes will provide a significant advantage over competing technologies.

Worldwide sales of critical care product platforms and cardiac care products for the fourth quarter and twelve months ended August 31, 2004 are shown in the table below.


                                                 FOURTH QUARTER                            TWELVE MONTHS
SALES BY PRODUCT PLATFORMS                       --------------                            -------------
(DOLLARS IN MILLIONS)                        FY04      FY03     % GROWTH             FY04      FY03       % GROWTH

    Central Venous Catheters*               $57.8     $50.7        14.0%           $222.7    $186.4          19.5%
    Specialty Catheters                      35.2      32.3         9.0%            135.1     124.1           8.9%
    Stepic distributed products               2.8       3.3       (15.2)%            12.0      13.0          (7.7)%
                                            -----     -----                        ------    ------
      Subtotal Critical Care                 95.8      86.3        11.0%            369.8     323.5          14.3%
    Cardiac Care                             17.1      15.5        10.3%             63.3      56.9          11.2%
                                            -----     -----                        ------    ------

    TOTAL                                  $112.9    $101.8        10.9%           $433.1    $380.4          13.9%

*Includes Diatek(TM) product sales in the second, third and fourth fiscal quarters of both years and NEOCARE(R) product sales in the third and fourth fiscal quarters of both years.

DEVELOPMENT PROGRAMS:

As previously reported, Arrow expects to submit dossiers for the second generation LionHeart(TM) power system and controller to the Company's European Notified Body, TUV Product Services of Munich, Germany by the end of calendar year 2004 and anticipates receiving an approval for use of these electronics in the device approximately three months later, given that many of its components have not changed, no additional clinical data is required and the LionHeart(TM) quality system has already been certified. Arrow's European marketing plan for the LionHeart(TM) is based upon the receipt of this approval and the CE-marking of the second generation electronics.

As previously reported, the Company has made significant progress in its efforts to develop and test modifications to its CorAide(TM) continuous flow ventricular assist device to resolve elevated levels of hemolysis experienced in the first implant of the device. The Company expects that European clinical trials of the CorAide(TM) device should resume later this calendar year although, due to the pioneering nature of this program, it is difficult to predict precise timing.

INTERNATIONAL BUSINESS TRANSACTION:

The Company also announced the purchase of certain assets of one of its distributors in Italy, AB Medica S.p.A. (ABM) for a total purchase price of up to approximately $8.0 million to be completed in the first quarter of fiscal year 2005 with various installments thereafter on account of ongoing tender contract sales. ABM had been one of Arrow's distributors in Italy since 1982. The agreement includes the purchase of distributorship rights, customer lists, as well as the inventory and specified tender contracts associated with the sale by ABM of Arrow products. Arrow will begin selling directly in Italy through its subsidiary, Arrow Italy S.p.A. Mr. Anderson commented that "Arrow has had a productive partnership with ABM for many years. However, the move to a direct selling model should enable us to more effectively develop our business in the large Italian market."

FISCAL YEAR 2005 TARGETS:

Mr. Anderson stated "fiscal year 2004 was a year of beginnings. In fiscal year 2005, we intend to focus our efforts on ensuring that our marketing and operational processes meet the requirements of our customers, the demands of a highly competitive marketplace, and the changes needed to sustain a growing business. As we look to the new fiscal year, our objective is to accelerate the Company's core growth rate through an increased rate of new product introductions, continued improvements in our marketing and sales execution, and infrastructure investments to improve operational effectiveness."

The Company's sales and earnings targets along with some of the key assumptions underlying these targets for the first quarter and full fiscal year 2005, are shown in the table below. These targets for the first quarter and full fiscal year 2005 exclude approximately $0.02 diluted earnings per share for the estimated impact of the inventory step-up for the purchase of certain assets of AB Medica S.p.A., and approximately $0.01 diluted earnings per share for the estimated impact of research, development and engineering expenses for completion of the second generation LionHeart(TM) components, and approximately $0.01 diluted earnings per share for restructuring costs, related to the Company's consolidation of certain of its manufacturing facilities.


Total Company Sales and Earnings Targets
(DOLLARS IN MILLIONS, EXCEPT PER SHARE)

                                                                           ESTIMATED GROWTH RATES
SALES BY PRODUCT PLATFORMS                                                 ----------------------
AND DILUTED E.P.S.                        Q105E          FY05E                 Q105E        FY05E

    Central Venous Catheters                $58-59M       $241-243M            8-10%         8-9%
    Specialty Catheters                      33-34M        139-141M             2-5%         3-4%
    Stepic distributed products                2-2M            8-8M            (36)%        (33)%
                                         ----------      ----------
      Subtotal Critical Care                 93-95M        388-392M             5-7%         5-6%
    Cardiac Care                             17-17M          72-73M              21%       14-15%
                                         ----------      ----------
    Net Sales                             $110-112M       $460-465M             7-9%         6-7%

    Diluted E.P.S.                       $0.33-0.35     $1.50-$1.54            0%-6%       10-13%

The lower diluted earnings per share targeted growth rates for the first quarter of fiscal year 2005 of 0% to 6% versus 10% to 13% for the full year reflect higher levels of operating expenses for critical care research and development and for worldwide marketing and sales infrastructure investments, including the expansion of critical care direct sales in Italy, when compared to the operating expenses in the first quarter of fiscal year 2004. This higher base of operating expenses is approximately the same level as the fourth quarter of fiscal year 2004 and they are expected to continue at these levels throughout fiscal year 2005.

Assumptions:
        1) Targets for first quarter and full fiscal year 2005 exclude inventory step-up for the purchase of certain assets of AB Medica S.p.A., research, development and engineering expenses for second generation LionHeart(TM) components and restructuring charges related to the Company's manufacturing consolidation.
        2) Net sales growth is based upon conservative foreign exchange assumptions and excludes new critical care products that may be introduced during fiscal year 2005.
        3) Gross margin of approximately 53.5% of sales in the first quarter and for the full year.

        4) Operating expenses of approximately 33% of sales for the first quarter and approximately 32% of sales for the full 2005 fiscal year.
        5) Operating income of approximately 20% of sales for the first quarter and approximately 22% of sales for the full 2005 fiscal year.
        6)      Effective tax rate of 32.5%.
        7) E.P.S. using 44,400,000 shares of common stock outstanding for the first quarter and 45,000,000 for the full 2005 fiscal year.
        8) R&D expenses of approximately 6.8% of sales for the first quarter and for the full 2005 fiscal year, excluding estimated research, development and engineering expenses for the second generation LionHeart(TM) expenses in the first half of fiscal year 2005.
        9)      A = Actual; E = Estimate; M = Millions

        Note: Fourth quarter and fiscal year 2004 targets, excluding LionHeart(TM) second generation development expenses and restructuring charges, and actual results were as follows:

                              Q404E          FY04E          Q404A        FY04A

        Net Sales           $106-109M      $426-429M       $112.9       $433.1
        Diluted E.P.S.      $0.32-.35     $1.33-1.36        $0.35        $1.36

YEAR-END BALANCE SHEETS AND CASH FROM OPERATIONS:

Cash doubled at August 31, 2004 to $94.2 million from $47.0 million at August 31, 2003, while short-term debt of $29.1 million remained relatively flat as compared to prior year-end levels. Days sales outstanding decreased to 71 days versus 79 days a year ago. Inventory turns of 2.2 times per year remained at prior year levels. The Company had no long-term debt at August 31, 2004.

Operating income, plus depreciation and amortization, increased to $107.5 million for fiscal year 2004 from $87.8 million in fiscal year 2003. Depreciation and amortization for fiscal year 2004 was $23.8 million. Capital expenditures for fiscal year 2004 were approximately $27 million.

STOCK BUY BACK:

In March 1999, the Company began open market purchases of its common stock pursuant to its previously announced program to repurchase up to 2 million shares of its common stock. In April 2000, the Company announced that it would repurchase up to another 2 million shares of its stock under this program, for a total of 4 million. As of August 31, 2004, the Company had purchased a total of 3,603,600 shares under this program, which remains in effect, although no shares were repurchased in the fourth quarter of fiscal year 2004.

COMPANY INFORMATION:

Arrow International, Inc. develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care. The Company's products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists, electrophysiologists, and other health care providers.

Arrow International's news releases and other company information can be found on the World Wide Web at http://www.arrowintl.com.

The Company's common stock trades on The Nasdaq Stock Market(R) under the symbol ARRO.

SAFE HARBOR STATEMENT:

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release provides historical information and includes forward-looking statements (including projections). Although the Company believes that the expectations in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to have been correct. The forward-looking statements are based upon a number of assumptions and estimates that, while presented with numerical specificity and considered reasonable by the Company, are inherently subject to significant business, economic and competitive risks, uncertainties and contingencies which are beyond the control of the Company, and upon assumptions with respect to future business decisions which are subject to change. Accordingly, the forward-looking statements are only an estimate, and actual results will vary from the forward-looking statements, and these variations may be material. Consequently, the inclusion of the forward-looking statements should not be regarded as a representation by the Company of results that actually will be achieved. Forward-looking statements are necessarily speculative in nature, and it is usually the case that one or more of the assumptions in the forward-looking statements do not materialize. Investors are cautioned not to place undue reliance on the forward-looking statements. In connection with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions the reader that, among others, the factors below, which are discussed in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2003 and in its other filings with the Securities and Exchange Commission, could cause the Company's results to differ materially from those stated in the forward-looking statements. These factors include: (i) stringent regulation of the Company's products by the U.S. Food and Drug Administration and, in some jurisdictions, by state, local and foreign governmental authorities; (ii) the highly competitive market for medical devices and the rapid pace of product development and technological change in this market; (iii) pressures imposed by the health care industry to reduce the cost or usage of medical products and services; (iv) dependence on patents and proprietary rights to protect the Company's trade secrets and technology, and the need for litigation to enforce or defend these rights; (v) risks associated with the Company's international operations; (vi) potential product liability risks inherent in the design, manufacture and marketing of medical devices;
(vii) risks associated with the Company's use of derivative financial instruments; and (viii) dependence on the continued service of key members of the Company's management.


                                                 ARROW INTERNATIONAL, INC.
                                                   RESULTS OF OPERATIONS
                                RECONCILIATION TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                                                      AUGUST 31, 2004


                                                               QUARTER ENDED 8/31/04
                                                                                 SECOND
                                                 INVENTORY     EQUIPMENT     GENERATION
                              AS  REPORTED       WRITE-OFF     WRITE-OFF          R,D&E    RESTRUCTURING      AS ADJUSTED
Gross Profit                        59,917               -             -              -                -           59,917

Income Before Taxes                 21,345               -             -          1,322              208           22,875

Net Income                          14,408               -             -            892              141           15,441

Diluted Earnings Per
Share                                 0.32               -             -           0.02             0.01             0.35


                                                                  YEAR ENDED 8/31/04
                                                                                  SECOND
                                                 INVENTORY     EQUIPMENT      GENERATION
                               AS REPORTED       WRITE-OFF     WRITE-OFF           R,D&E   RESTRUCTURING      AS ADJUSTED

Gross Profit                       224,447           3,140             -        -                      -          227,587

Income Before Taxes                 82,877           3,140           558           2,433             208           89,216

Net Income                          55,942           2,120           376           1,642             141           60,221

Diluted Earnings Per
Share                                 1.26            0.05          0.01            0.03            0.01             1.36


                                                               QUARTER ENDED 8/31/03
                                                                                     SPECIAL AND
                                       AS REPORTED     INTEREST INCOME        ADDITIONAL CHARGES          AS ADJUSTED

Gross Profit                               101,831                   -                         -              101,831

Income Before Taxes                         10,972             (1,423)                    11,569               21,118

Net Income                                   7,906               (877)                     7,133               14,162

Diluted Earnings Per
Share                                         0.18              (0.02)                      0.17                 0.33


                                                                  YEAR ENDED 8/31/03
                                                                                     SPECIAL AND
                                       AS REPORTED     INTEREST INCOME        ADDITIONAL CHARGES          AS ADJUSTED

Gross Profit                               380,376                   -                         -              380,376

Income Before Taxes                         66,918             (1,423)                    11,569               77,064

Net Income                                  45,670               (877)                     7,133               51,926

Diluted Earnings Per
Share                                         1.04              (0.02)                      0.17                 1.19


                                                  ARROW INTERNATIONAL, INC.
                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                         (UNAUDITED)


                                                           Three Months Ended                          Year Ended
                                                      August 31,        August 31,           August 31,         August 31,
CONSOLIDATED STATEMENTS OF OPERATIONS:                   2004              2003                 2004               2003
                                                    --------------    --------------       ---------------    ---------------
Net sales                                           $      112,960    $      101,831       $       433,134    $       380,376
Cost of goods sold                                          53,043            50,076               205,547            190,246
LionHeart inventory write-off                                    -                 -                 3,140                  -
                                                    --------------    --------------       ---------------    ---------------
  Gross profit                                              59,917            51,755               224,447            190,130
Operating expenses:
  Research, development and engineering                      8,946             9,360                30,374             28,170
  Selling, general and administrative                       28,938            24,784               109,634             89,354
  LionHeart manufacturing equipment
    write-off                                                    -                 -                   558                  -
  Restructuring charge                                         208                 -                   208                  -
  Special Charges                                                -             8,000                     -              8,000
                                                    --------------    --------------       ---------------    ---------------
Total operating expenses                                    38,092            42,144               140,774            125,524

Operating income                                            21,825             9,611                83,673             64,606
Interest, net                                                    4            (1,312)                  261             (1,203)
Other (income) expenses, net                                   476               (49)                  535             (1,109)
                                                    --------------    --------------       ---------------    ---------------

Income before income taxes                                  21,345            10,972                82,877             66,918
Provision for income taxes                                   6,937             3,066                26,935             21,248
                                                    --------------    --------------       ---------------    ---------------

Net income                                          $       14,408    $        7,906       $        55,942    $        45,670
                                                    ==============    ==============       ===============    ===============

Basic earnings per common share                             $0.33             $0.18                 $1.28              $1.05
                                                            =====             =====                 =====              =====

Diluted earnings per common share                           $0.32             $0.18                 $1.26              $1.04
                                                            =====             =====                 =====              =====

Weighted average shares used in computing
basic earnings per common share                             43,753            43,263                43,559             43,399
Weighted average shares used in computing
diluted earnings per common share                           44,544            43,807                44,302             43,773

                                                                  August 31,
    CONSOLIDATED BALANCE SHEET:                                      2004
                                                                --------------
    ASSETS
              Cash                                              $       94,176
              Receivables (net)                                         83,918
              Inventories                                               96,084
              Prepaid expenses and other                                15,898
                                                                --------------
              Total current assets                                     290,076

              Property, plant and equipment (net)                      136,978
              Other assets                                             122,154
                                                                --------------
              Total assets                                      $      549,208
                                                                ==============

    LIABILITIES AND SHAREHOLDERS' EQUITY
              Notes payable                                     $       26,020
              Other current liabilities                                 51,418
              Current maturities of long-term debt                       3,036
              Long-term debt                                                 -
              Other liabilities                                         22,403
                                                                --------------
              Total liabilities                                        102,877

    Total shareholders' equity                                         446,331
                                                                --------------
              Total liabilities and shareholders' equity        $      549,208
                                                                ==============